UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2023 (December 15, 2023)

CXAPP INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39642	85-2104918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Palo Alto Square, Suite 200 3000 El Camino Real Palo Alto, CA	94301
(Address of Principal Executive Offices)	(Zip Code)

(650) 575-4456

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CXAI	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	CXAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On December 15, 2023, CXApp Inc. (the “Company”, “we”, “us” or “our”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Streeterville Capital, LLC (the “Investor”) and consummated the sale to such Investor of an unsecured Promissory Note (the “Note”) with an original principal amount of $3,885,000 in a private placement (the “Private Placement”) that closed on December 15, 2023.

The Note carries an original issuance discount of $870,000 and the Company agreed to pay $15,000 to the Investor to cover the Investor’s legal and administrative transaction costs, each of which were deducted from the proceeds of the Note received by the Company which resulted in a purchase price received by the Company of $3,000,000.

The Note bears interest at ten percent (10%) per annum compounded daily. The maturity date of the Note is 12 months from the date of its issuance (the “Maturity Date”).

We may prepay any or all of the outstanding balance under the Note prior to the Maturity Date, provided that if such prepayment covers less than the entire principal, fees and interest of the Note, the Company will remain subject to the remaining obligations under the Note.

The Note provides for customary events of default, including, among other things, the event of non-payment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect when made, failure to perform or observe covenants within a specified period of time, a cross-default to certain other indebtedness of the Company, the bankruptcy or insolvency of the Company or of all or a substantial part of its property, monetary judgment defaults of a specified amount and other defaults resulting in liability of a specified amount. Upon the occurrence of an Event of Default, as defined in Section 7 of the Note, interest would accrue on the outstanding balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of twenty-two percent (22%) or the maximum rate permitted under applicable law.

Beginning on June 15, 2024 and on the same day of each month thereafter until the Note is paid in full, the Investor may redeem up to an aggregate of one-sixth (1/6) of the initial principal balance of the Note each month (each monthly exercise, a “Monthly Redemption Amount”) by providing written notice (each, a “Monthly Redemption Notice”) delivered to the Company; provided, however, that if the Investor does not exercise any Monthly Redemption Amount in its corresponding month then such Monthly Redemption Amount shall be available for the Investor to redeem in any future month in addition to such future month’s Monthly Redemption Amount. Upon receipt of any Monthly Redemption Notice, the Company shall pay the applicable Monthly Redemption Amount in cash to the Investor within five (5) business days of the Company’s receipt of such Monthly Redemption Notice.

The foregoing is only a summary of the material terms of the Note Purchase Agreement and the Note, and does not purport to be a complete description of the rights and obligations of the parties thereunder. Furthermore, the foregoing is qualified in its entirety by reference to such documents, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03 to the extent required.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
10.1+	Note Purchase Agreement dated December 15, 2023, between CXApp Inc. and Streeterville Capital, LLC
10.2+	Promissory Note dated December 15, 2023, between CXApp Inc. and Streeterville Capital, LLC
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

+	The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC uon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2023	CXApp Inc.

	By:	/s/ Khurram P. Sheikh
	Name:	Khurram P. Sheikh
	Title:	Chairman and Chief Executive Officer

3